Exhibit 99.1
Spherix Bolsters Balance Sheet with $20 Million Equity Financing

- Funds Future Growth and Execution of its Business Plan -

BETHESDA, MD., June 3, 2014 /PRNewswire/ -- Spherix Incorporated (NASDAQ:SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, today announced that it has completed a $20 million equity financing consisting of 10 million shares of Series J Convertible Preferred Stock (convertible into common stock) at $2 per share to raise gross proceeds of $20 million, before payment of placement agent fees and other expenses of the offering payable by us. No warrants were issued as part of the transaction.

Anthony Hayes, Chief Executive Officer of Spherix, stated, “This closing is another major step in the evolution of Spherix into a world-class monetization company. We believe the confidence expressed by these investors in Spherix substantiates our belief in the value of our intellectual property and the future of the company. We believe that this transaction provides Spherix with the necessary funding to meet our contractual obligations to Rockstar Consortium US LP for the remainder of 2014 and to help fund the company’s growth.”

The transaction was closed on June 2, 2014, pursuant to Spherix’s effective shelf registration previously filed with the Securities and Exchange Commission on Form S-3, dated May 7, 2014, as supplemented by a preliminary and final prospectus supplement and the public filings incorporated by reference therein.  Laidlaw & Company (UK) Ltd. acted as the placement agent for the transaction.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:
Hayden/ MS-IR
Brett Mass
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix Contact:
Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com